EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CKE Restaurants, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for uncertainties in income taxes in fiscal 2008 due to the adoption of a new accounting pronouncement.
/s/ KPMG LLP
Irvine, California
July 10, 2009